Exhibit 16.1

[Letterhead of Imowitz Koenig & Co., LLP]

August 13, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have reviewed the disclosures made by Pure Vanilla eXchange, Inc. (the “Company”) in response to Item 4.01(a) of Form 8-K in the Company’s Current Report on Form 8-K (the “Form 8-K”) to be filed with the Commission on or about the date hereof. We agree with the disclosures concerning our firm set forth under Item 4.01 of the Form 8-K.

Very truly yours,

/s/ Imowitz Koenig & Co., LLP
Imowitz Koenig & Co., LLP